UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2016

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Declaration of Quarterly Cash Dividend on 6% Convertible Exchangeable Preferred Stock

On March 29, 2016, the Board of Directors (the “Board”) of Cyclacel Pharmaceuticals, Inc. (the “Company”) declared a quarterly cash dividend in the amount of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock (“Preferred Stock”). The cash dividend will be payable on May 1, 2016 to the holders of record of the Preferred Stock as of the close of business on April 18, 2016.

The Board considered numerous factors in determining whether to declare the quarterly dividend, including the requisite financial analysis and determination of a surplus. While the Board will analyze the advisability of the declaration of dividends in future quarters, there is no assurance that future quarterly dividends will be declared.

Receipt of NASDAQ Extension

As previously disclosed, on February 2, 2016, the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDAQ”) notifying it that, because it had not regained compliance with the $1.00 minimum bid price requirement for continued listing as set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”), its common stock would be subject to delisting from NASDAQ unless the Company timely requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). The Company requested a hearing before the Panel, at which it presented a plan to regain compliance with the Rule and requested that the Panel allow it additional time to implement the plan. On April 4, 2016, the Panel rendered its written decision granting the Company until June 14, 2016 to regain compliance with the Rule.

On April 11, 2016, the Company issued a press release announcing that it had received a favorable ruling from the Panel, whereby the Panel has granted its request to remain listed on The NASDAQ Capital Market, subject to the condition that on or before June 14, 2016, it must have evidenced a closing bid price of $1.00 per share or more for a minimum of ten prior consecutive trading days.  The full text of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release announcing ruling from the NASDAQ Listing Qualifications Panel, dated April 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: April 11, 2016